UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2018

Rent-A-Center, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-38047 (Commission File Number)	45-0491516 (IRS Employer Identification No.)

5501 Headquarters Drive

Plano, Texas 75024

(Address of Principal Executive Offices) (Zip Code)

(972) 801-1100

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 17, 2018, Rent-A-Center, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Vintage Rodeo Parent, LLC, a Delaware limited liability company (“Parent”), and Vintage Rodeo Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (the “Surviving Company”). Once the Merger is completed, the Company will become a wholly owned subsidiary of Parent, the Company’s shares of Common Stock (as defined below) will be delisted from NASDAQ and its Common Stock will be de-registered.

The Board of Directors of the Company (the “Company Board”) adopted resolutions recommending that the Company’s stockholders approve the Merger and adopt the Merger Agreement. Parent and Merger Sub are affiliated with certain funds managed by affiliates of Vintage Capital Management, LLC, a Delaware limited liability company.

Merger Consideration. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share, of the Company (“Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (i) shares of Common Stock held by Parent, Merger Sub or the Company (or held in the Company’s treasury), or by any subsidiary of Parent or Merger Sub immediately prior to the Effective Time and (ii) shares of Common Stock held by stockholders who have properly demanded appraisal of such shares in accordance with the General Corporation Law of the State of Delaware) will be converted into the right to receive $15.00 in cash (the “Merger Consideration”), without interest and reduced by the amount of any withholding that is required under applicable law.

Treatment of Outstanding Equity Awards. The Merger Agreement provides that, with respect to all options to purchase shares of Common Stock (“Options”), restrictive stock units (“RSUs”), and performance stock units (“PSUs”), in each case issued under the Company’s equity incentive plans, except as otherwise agreed upon in writing between the holder and Parent, immediately prior to the Effective Time:

•	each then-outstanding and unexercised Option shall automatically be canceled and converted into the right to receive from the Surviving Company an amount in cash equal to the product of (i) the total number of shares of Common Stock then underlying such Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Option, without interest and subject to applicable withholding;

•	each then-outstanding RSU shall automatically be canceled and converted into the right to receive from the Surviving Company an amount in cash equal to the product of (i) the total number of shares of Common Stock then underlying such RSU multiplied by (ii) the Merger Consideration, without interest and subject to applicable withholding; and

•	each then-outstanding PSU shall automatically be canceled and converted into the right to receive from the Surviving Company an amount in cash equal to the product of (i) the total number of shares of Common Stock then underlying such PSU multiplied by (ii) the Merger Consideration, without interest and subject to applicable withholding.

Closing Conditions. The consummation of the Merger is subject to the satisfaction or waiver of specified closing conditions, including (i) the approval of the Merger by the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon, (ii) the absence of any law, statute, rule, regulation, executive order, decree, ruling, injunction or other order that prohibits the consummation of the Merger, (iii) the expiration or termination of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and all other required consents under any applicable antitrust laws (“Antitrust Approval”), (iv) the accuracy of each party’s representations and warranties (subject to customary materiality qualifiers), (v) each party’s performance in all material respects of its obligations under the Merger Agreement, and (vi) the absence of the occurrence of a Company Material Adverse Effect (as such term is defined in the Merger Agreement) since the date of the Merger Agreement.

Representations, Warranties and Covenants. The Merger Agreement includes customary representations, warranties and covenants of the Company, Parent and Merger Sub. These covenants include an obligation of the Company to, subject to certain exceptions, and to cause its subsidiaries to, conduct its and their respective businesses in the ordinary course of business consistent with past practice from the date of the Merger Agreement through the Effective Time. The Merger Agreement also contains covenants that require, subject to certain limited exceptions, (i) the Company to file a proxy statement with the United States Securities and Exchange Commission (the “SEC”) and call and hold a stockholder meeting and (ii) the Company Board to recommend that the Company’s stockholders approve the Merger and adopt the Merger Agreement. The Merger Agreement also requires Parent and Merger Sub to promptly undertake any and all actions required to complete lawfully the Merger and the other transactions contemplated by the Merger Agreement and any and all actions necessary or advisable to avoid or remove commencement of any action by or on behalf of any governmental entity that would prohibit the consummation of the Merger.

Non-Solicitation. The Merger Agreement prohibits the Company, its subsidiaries and their respective representatives from soliciting third-party proposals relating to any direct or indirect acquisition or purchase of a business that constitutes an Alternative Proposal (as such term is defined in the Merger Agreement), and restricts the Company’s ability to furnish non-public information to, or participate in any discussions or negotiations with, any third party with respect to any Alternative Proposal, or approve or recommend an Alternative Proposal, subject to certain limited exceptions. Prior to the receipt of the approval of the Merger from the Company’s stockholders, however, the Company may, under certain circumstances, provide information relating to the Company and its subsidiaries to, and participate or engage in discussions with, third parties that have made an acquisition proposal that was not solicited in breach, in any material respect, of the solicitation restrictions if the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such acquisition proposal constitutes, or would reasonably be expected to result in, a Superior Proposal (as such term is defined in the Merger Agreement) and the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to do so would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable law. The Company must notify Parent of any Alternative Proposal or Inquiry (as such term is defined in the Merger Agreement) within two business days and must provide Parent information regarding the Alternative Proposal or Inquiry, including the identity of the party making the Alternative Proposal or Inquiry. In response to a Superior Proposal, the Company Board may terminate the Merger Agreement to enter into an alternative acquisition agreement with respect to such Superior Proposal and pay a termination fee (as discussed below). Prior to terminating the Merger Agreement, the Company Board must provide Parent at least three business days’ notice of the Superior Proposal and, if requested by Parent, engage in good faith negotiations with Parent to make such adjustments in the terms and conditions of the Merger Agreement so that such acquisition proposal would cease to constitute a Superior Proposal. The Company Board may also change its recommendation with respect to the Merger (but not terminate the Merger Agreement) in response to certain events that materially affect the Company if the Company Board determines in good faith, after notifying and negotiating with Parent to revise the terms of the Merger Agreement, that its fiduciary duties require such a change.

Termination; Termination Fees. The Merger Agreement also provides for certain termination rights for both the Company and Parent. The Company is obligated to pay Parent a termination fee in certain circumstances, including (i) if the Company Board changes its recommendation and Parent terminates the Merger Agreement or (ii) if the Company terminates the Merger Agreement in accordance with certain procedures set forth in the Merger Agreement in order to enter into a definitive agreement with a third party with respect to a Superior Proposal. In addition, the Company is obligated to pay Parent a termination fee (a) if an Alternative Proposal has been publicly made or proposed (and not withdrawn or abandoned) after the date of the Merger Agreement and prior to the termination of the Merger Agreement, (b) the Merger Agreement is terminated (1) by either party at the End Date (as such term is defined in the Merger Agreement) and certain closing conditions have been satisfied, but the Merger has not been consummated or (2) by Parent due to a breach of the Company’s representations and warranties or covenants, and (c) within 12 months after such termination the Company enters into a written agreement to consummate a transaction that involves more than 50% of the outstanding voting securities or more than 50% of the consolidated revenues, net income or assets of the Company and its subsidiaries, taken as a whole, and such transaction is consummated.

Parent is obligated to pay the Company a termination fee in certain circumstances, including if the Merger Agreement is terminated (i) by the Company due to Parent and Merger Sub failing to consummate the Merger after all closing conditions are satisfied, (ii) by either party at the End Date and any Antitrust Approval has not been received, (iii) by either party due to a legal restraint that relates to an antitrust law as a result of a proceeding brought by a governmental entity, or (iv) by the Company due to Parent or Merger Sub breaching their representations, warranties or covenants in a manner that would cause the related closing conditions to not be satisfied.

Specific Enforcement. The Merger Agreement also provides that either party may specifically enforce the other party’s obligations under the Merger Agreement, provided that the Company may only cause Parent to fund the equity financing if certain conditions are satisfied, including the funding or availability of the debt financing.

Funding. Parent and Merger Sub have obtained equity and debt financing commitments to finance the transactions contemplated by the Merger Agreement. Vintage RTO, L.P., a Delaware limited partnership (“Vintage RTO”), an entity affiliated with Parent, and B. Riley Financial, Inc., a Delaware corporation (“B. Riley” and, when used collectively with Vintage RTO, the “Guarantors”), a material investor in both common and preferred equity interests of Vintage Rodeo, L.P., a Delaware limited partnership, the sole member of Parent, have executed a limited guarantee in favor of the Company (the “Limited Guarantee”). In the aggregate, under the Limited Guarantee, the Guarantors jointly and severally guarantee the payment of the termination fee if payable by Parent to the Company and certain reimbursement obligations that may be owed by Parent to the Company pursuant to the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

The Merger Agreement and the above description of the Merger Agreement have been included to provide investors and security holders with information regarding the terms of the Merger Agreement and are not intended to provide any other factual information about the Company, Parent, Merger Sub or their respective subsidiaries or affiliates. The representations and warranties contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by the parties to each other. Investors should not rely on the representations and warranties contained in the Merger Agreement as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or any of their respective subsidiaries, affiliates or businesses.

Item	8.01 Other Events

On June 18, 2018, the Company and Parent issued a joint press release announcing the Merger Agreement, a copy of which is filed as Exhibit 99.1 and incorporated herein by reference.

Item	9.01 Financial Statements and Exhibits.

(d) Exhibits.	Description

2.1	Agreement and Plan of Merger, dated as of June 17, 2018, by and among the Company, Parent and Merger Sub.

99.1	Joint Press Release, dated June 18, 2018.

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to the proposed transaction, the benefits of the proposed transaction, and the anticipated timing and consummation of the proposed Merger. Forward-looking statements can be generally identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue,” “will,” “could,” “should,” or the negative thereof or variations thereon or similar terminology. These statements reflect only the Company’s current expectations and are not guarantees of future performance or results. Forward-looking information involves risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such statements. Specific factors that could cause actual results to differ from results contemplated by forward-looking statements include, among others, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; unknown, underestimated or undisclosed commitments or liabilities; the inability to complete the Merger due to the failure to obtain stockholder approval for the Merger or the failure to satisfy other conditions to completion of the Merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks regarding the failure of Parent to obtain the necessary debt and/or equity financing to complete the Merger; risks relating to operations of the business and financial results of the Company if the Merger Agreement is terminated; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; the effect of the announcement or consummation of the Merger on the Company’s relationships with third parties, including our employees, franchisees, customers, suppliers, business partners and vendors, which make it more difficult to maintain business and operations relationships, and negatively impact the operating results of the four core business segments and business generally; the risk that certain approvals or consents will not be received in a timely manner or that the Merger will not be consummated in a timely manner; the risk of exceeding the expected costs of the Merger; adverse changes in U.S. and non-U.S. governmental laws and regulations; adverse developments in the Company’s relationships with its employees franchisees, customers, suppliers, business partners and vendors; capital market conditions, including availability of funding sources for the Company and Parent; changes in our credit ratings; risks related to not being able to refinance our indebtedness; the risk of litigation, including stockholder litigation in connection with the proposed transaction, and the impact of any adverse legal judgments, fines, penalties, injunctions or settlements; and volatility in the market price of our stock.

Therefore, caution should be taken not to place undue reliance on any such forward-looking statements. We assume no obligation (and specifically disclaim any such obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. For additional discussion of potential risks and uncertainties that could impact our results of operations or financial position, refer to Part I, Item 1A. Risk Factors in our Form 10-K for the fiscal year ended December 31, 2017 (our “2017 Form 10-K”) and Part II, Item 1A. Risk Factors in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 (our “March 2018 10-Q”). There have been no material changes to the risk factors disclosed in our 2017 Form 10-K and March 2018 10-Q.

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed Merger involving the Company, Parent and Merger Sub. This communication does not constitute an offer to sell or the solicitation of an offer to buy our securities or the solicitation of any vote or approval. The proposed Merger of the Company will be submitted to the Company’s stockholders for their consideration. In connection with the proposed transaction, the Company intends to file a proxy statement and other relevant materials with the SEC in connection with the solicitation of proxies in connection with the proposed transaction. The definitive proxy statement will be mailed to the Company’s stockholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND STOCKHOLDERS OF RENT-A-CENTER, INC. ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement, any amendments or supplements thereto and other relevant materials, and any other documents filed by the Company with the SEC, may be obtained once such documents are filed with the SEC free of charge at the SEC’s website at www.sec.gov. In addition, the Company’s stockholders may obtain free copies of the documents filed with the SEC through the Investors portion of the Company’s website at rentacenter.com or by contacting the Company’s Investor Relations Department by (a) mail at Rent-A-Center, Inc., Attention: Maureen Short, Investor Relations, 5501 Headquarters Drive, Plano, TX 75024, (b) telephone at (972) 801-1899, or (c) e-mail at maureen.short@rentacenter.com. You may also read and copy any reports, statements and other information filed by the Company with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation

The Company and certain of its executive officers, directors, other members of management and employees, may under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the Company’s preliminary and definitive proxy statements when filed with the SEC and other relevant documents to be filed with the SEC in connection with the proposed transaction, each of which can be obtained free of charge from the sources indicated above when they become available. Information regarding certain of these persons and their beneficial ownership of the Company’s common stock is also set forth in the Company’s proxy statement for its 2018 annual meeting of stockholders filed on April 24, 2018 with the SEC, which can be obtained free of charge from the sources indicated above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENT-A-CENTER, INC.

	By:	/s/ Dawn M. Wolverton
Date: June 19, 2018		Dawn M. Wolverton
Vice President – Assistant General Counsel and Secretary

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